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                                                           EXHIBIT 4.2

                             SUPPLEMENTAL INDENTURE

     This SUPPLEMENTAL INDENTURE, dated as of _________________ ___, 1996, is entered into between Johnson Controls, Inc., a Wisconsin corporation (the "Company"), and Chase Manhattan Bank Delaware (formerly known as Chemical Bank Delaware), a Delaware banking corporation, as trustee (the "Trustee").

                                  WITNESSETH:

     WHEREAS, the Company and the Trustee have entered into an indenture dated as of February 22, 1995 (the "Indenture");

     WHEREAS, Section 11.01(c) of the Indenture permits the Company and the Trustee without the consent of the Holders of any Debt Securities Outstanding to, among other things, enter into a supplemental indenture to make such provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interest of the Holders of the Debt Securities;

     WHEREAS, the Company desires to amend the Indenture as provided in this Supplemental Indenture;

     WHEREAS, the Company's Board of Directors has authorized the execution and delivery of this Supplemental Indenture;

     WHEREAS, pursuant to Section 11.01 of the Indenture, the Company and the Trustee are authorized to enter into this Supplemental Indenture;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

 . Amendment of the Indenture.

     (a) Section 7.01(d) of the Indenture is amended by deleting the number "60" and replacing it with the number "75".

     (b) Section 7.01(e) of the Indenture is amended by deleting the amount of "$25,000,000" and replacing it with the amount of "$50,000,000".




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     Section 2. Effectiveness.

     This Supplemental Indenture shall become effective as of the date hereof and will be binding upon the Company, the Trustee and the Holders of any the Debt Securities authenticated after the date of this Supplemental Indenture.

     Section 3. Reference to and Effect on the Indenture.

     (a) On and after the date of this Supplemental Indenture, each reference in the Indenture to "this Indenture," "hereunder," "hereof," or "herein" shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture.

     (b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

     Section 4. Governing Law.

     This Supplemental Indenture shall be construed and enforced in accordance with the laws of the State of New York.

     Section 5. Defined Terms.

     Capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

     Section 6. Counterparts and Method of Execution.

     This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

     Section 7. Titles.

     Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be executed as of the day and year first above written.


                                       JOHNSON CONTROLS, INC.



                                       By:
                                          ------------------------------
                                          Its:


                                       CHASE MANHATTAN BANK DELAWARE
                                       (formerly known as Chemical Bank
                                       Delaware),
                                           Trustee



                                       By:
                                          ------------------------------
                                          Its :





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